Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Brigham Exploration Company of our report dated February 27, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP
Houston, Texas
August 30, 2006